Exhibit 99.1
     News Release
Date:     February 21, 2006
Contact:     Investor Relations
Robert Costantino
Phone: 949. 727.1629
Media Relations
Caren Roberson
Phone: 949.753.3711
Email: Investor_Relations@Westcorpinc.com

Westcorp and Wachovia Dividends
Irvine, CA: Westcorp (NYSE: WES) today announced that Wachovia Corporation (“Wachovia”) issued a press release today stating that the Wachovia board of directors approved a quarterly cash dividend on Wachovia’s common stock of $0.51 per share (the “Wachovia Dividend”). The Wachovia Dividend is payable on March 15, 2006, to Wachovia shareholders of record as of the close of business on March 1, 2006.
Westcorp previously announced that on December 12, 2005, the Westcorp board of directors declared a cash dividend of $0.32 per share of Westcorp common stock, payable on March 15, 2006 to Westcorp shareholders of record as of the close of business on March 1, 2006.
Westcorp would like to remind its shareholders that, in the event that Westcorp’s pending merger with Wachovia is consummated on or prior to the close of business on March 1, 2006, no dividend will be paid by Westcorp. Instead, former Westcorp shareholders entitled to receive Wachovia common stock in the merger, to the extent they continue to own shares of Wachovia common stock as of the close of business on March 1, 2006, will be entitled to participate in the Wachovia Dividend along with other Wachovia shareholders of record on such date.
Additional Information
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. Forward-looking statements in this document include statements regarding the proposed merger.
These statements are subject to uncertainties and factors relating to Westcorp’s operations and business environment, all of which are difficult to predict and many of which are beyond its control that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements: receipt of opinions as to the tax treatment of the merger of Westcorp with and into Wachovia and the merger of WFS Financial Inc (NASDAQ: WFSI) with a newly formed subsidiary; actual or potential litigation; the exercise of discretionary authority by regulatory agencies; and the satisfaction of certain other closing conditions to the mergers. Westcorp can provide no assurances that the Westcorp merger or the WFS Financial merger will close when expected, if at all. A further list of risks, uncertainties and other matters can be found in Westcorp’s filings with the SEC. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Westcorp’s actual results may vary materially from those expected, estimated or projected. The information contained in this document is as of the date of this document. Westcorp assumes no obligation to update any forward-looking statements to reflect future events or circumstances.